EXHIBIT 99.1

News Release

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX  75039

972 444 1107 Telephone

972 444 1138 Facsimile

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 27, 2005

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

THIRD QUARTER 2005 RESULTS

	Third Quarter			Nine Months
	2005	2004	%	2005	2004	%
Net Income
$ Millions	9,920	5,680	75	25,420	16,910	50
$ Per Common Share
Assuming Dilution	1.58	0.88	80	4.00	2.59	54

Earnings Excluding Special Items
$ Millions	8,300	6,230	33	23,540	17,460	35
$ Per Common Share
Assuming Dilution	1.32	0.96	38	3.70	2.67	39

Capital and Exploration
Expenditures - $ Millions	4,414	3,634		12,368	10,652

IRVING, TX, October 27 -- Exxon Mobil Corporation today reported third quarter results.  Earnings excluding special items were $8,300 million ($1.32 per share), an increase of $2,070 million from the third quarter of 2004.  Third quarter net income also included a special gain of $1,620 million from the restructuring of the Corporation's interest in the Dutch gas transportation business ("Gasunie"). Including this gain, net income of $9,920 million ($1.58 per share) increased by $4,240 million.

EXXONMOBIL'S CHAIRMAN LEE R. RAYMOND COMMENTED:

"Third quarter results include the impacts from hurricanes Katrina and Rita, two of the most significant U.S. natural disasters in recent history.  ExxonMobil's top priority is the safety of employees, contractors, and their families.  Our response has been rapid and innovative, demonstrating the resilience of the global energy marketplace. Following the hurricanes, ExxonMobil maximized gasoline production from all of our refineries which were operating in the U.S., and increased imports from overseas affiliates to meet U.S. demand.  We acted responsibly in pricing at our company operated service stations, and we also encouraged our independent retailers and distributors to do the same.  Third quarter 2005 results were adversely impacted by the hurricanes, with U.S. production volumes down 50 thousand oil-equivalent barrels per day and additional costs of approximately $45 million before tax.  Our earnings in the third quarter reflect the impact of the relatively volatile industry environment on commodity prices and industry margins.  Reduced volumes and higher costs will also impact the fourth quarter.

ExxonMobil continued its active investment program in the third quarter, spending $4.4 billion on capital and exploration projects, bringing the year-to-date spending to $12.4 billion, an increase of $1.7 billion versus 2004.  Our disciplined project management systems remain a competitive advantage, delivering new supplies of crude oil to the global market.

The Corporation distributed a total of $6.8 billion to shareholders in the third quarter through dividends and share purchases to reduce shares outstanding."

THIRD QUARTER HIGHLIGHTS

•

Earnings excluding special items of $8,300 million ($1.32 per share) increased $2,070 million from the third quarter of 2004.

•

Net income of $9,920 million includes a special gain of $1,620 million from the restructuring of the Corporation's interest in the Dutch gas transportation business.

•

Cash flow from operations and asset sales was approximately $16.5 billion, including asset sales of $0.8 billion.

•

Share purchases to reduce shares outstanding of $5.0 billion increased $1.5 billion versus the second quarter of 2005.

•

Earnings per share excluding special items of $1.32 increased 38% reflecting strong earnings and the reduction in the number of shares outstanding.

•

Production from the $3.5 billion (gross) Kizomba B project started during the third quarter, more than five months ahead of schedule.  The project is designed to develop 1 billion barrels of oil (gross) off the coast of Angola.

Third Quarter 2005 vs. Third Quarter 2004

Upstream earnings excluding the Gasunie special item were $5,729 million, up $1,800 million from the third quarter of 2004 reflecting higher crude oil and natural gas realizations.

On an oil-equivalent basis, production decreased by 4.7% from the third quarter of 2004.  Excluding the impact of hurricanes Katrina and Rita, divestments, and entitlement effects, production decreased 1%.

Liquids production of 2,447 kbd (thousands of barrels per day) was 58 kbd lower.  Higher production from new fields in West Africa was more than offset by the impact of mature field decline, hurricanes Katrina and Rita, maintenance activities, as well as entitlement and divestment impacts.

Third quarter natural gas production decreased to 7,724 mcfd (millions of cubic feet per day) compared with 8,488 mcfd last year.  Higher volumes from projects in Qatar and the U.K. were more than offset by the impact of mature field decline, hurricanes Katrina and Rita, maintenance activities, as well as entitlement and divestment impacts.

Earnings from U.S. Upstream operations were $1,671 million, $498 million higher than last year's third quarter.  Non-U.S. Upstream earnings, excluding the $1,620 million Gasunie special gain, were $4,058 million, up $1,302 million from 2004.

Downstream earnings were $2,128 million, up $727 million from the third quarter 2004, reflecting higher refining margins partly offset by weaker marketing margins.  Petroleum product sales were 8,217 kbd, 25 kbd lower than last year's third quarter.

U.S. Downstream earnings were $1,109 million, up $548 million.  Non-U.S. Downstream earnings of $1,019 million were $179 million higher than last year's third quarter.

Chemical earnings were $472 million, down $537 million from the same quarter a year ago with reduced margins due to increased feedstock costs.  Prime product sales of 6,955 kt (thousands of metric tons) were down 162 kt from last year's third quarter.

Corporate and financing expenses of $29 million decreased by $80 million mainly due to higher interest income.

During the third quarter of 2005, Exxon Mobil Corporation purchased 91 million shares of its common stock for the treasury at a gross cost of $5,535 million.  These purchases included $5.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company benefits plans and programs.  Shares outstanding were reduced from 6,305 million at the end of the second quarter to 6,222 million at the end of the third quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Nine Months 2005 vs. First Nine Months 2004

Net income of $25,420 million ($4.00 per share) for the first nine months of 2005 increased $8,510 million from the first nine months of 2004.  Net income for the first nine months 2005 included a $1,620 million special gain related to Gasunie, a $460 million positive impact from the sale of the Corporation's stake in Sinopec, and a special charge of $200 million for the Allapattah lawsuit provision.  Net income for the first nine months of 2004 included a $550 million special charge for the Allapattah lawsuit provision.  Excluding these impacts, earnings for the first nine months of 2005 increased by $6,080 million.

FIRST NINE MONTHS HIGHLIGHTS

•

Earnings excluding special items of $23,540 million increased by 35%, with improvements in all segments of the business.

•

Earnings per share excluding special items increased by 39% reflecting strong earnings and the reduction in the number of shares outstanding.

•

Cash flow from operations and asset sales was approximately $42.3 billion, including $4.6 billion from asset sales.

•

The Corporation distributed a total of $16.4 billion to shareholders in the first nine months through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were $12.4 billion, an increase of $1.7 billion versus 2004.

Upstream earnings excluding special items of $15,691 million increased $3,903 million from the first nine months of 2004 due to higher liquids and natural gas realizations partly offset by lower production.

On an oil-equivalent basis, production decreased 4.5% from the first nine months of last year.  Excluding the impact of hurricanes Katrina and Rita, divestments and entitlement effects, production decreased by 2% from the first nine months of last year.

Liquids production of 2,486 kbd decreased by 87 kbd from 2004.  Higher production from new fields in West Africa and the North Sea was more than offset by mature field decline, the impact of hurricanes Katrina and Rita, as well as entitlement effects and divestment impacts.

Natural gas production of 9,061 mcfd, decreased 614 mcfd from 2004.  Higher volumes from projects in Qatar and the U.K. were more than offset by mature field decline, the impact of hurricanes Katrina and Rita, maintenance activity, and the impact of divestments.

Earnings from U.S. Upstream operations for the first nine months of 2005 were $4,413 million, an increase of $849 million.  Earnings outside the U.S., excluding Gasunie, were $11,278 million, $3,054 million higher than last year.

Downstream earnings, excluding special items, were $5,492 million, an increase of $1,580 million from the first nine months of 2004 reflecting stronger worldwide refining margins partly offset by weak marketing margins.  Petroleum product sales of 8,235 kbd compared with 8,131 kbd in the first nine months of 2004.

U.S. Downstream earnings, excluding Allapattah, were $2,953 million, up $1,093 million.  Non-U.S. Downstream earnings, excluding Sinopec, were $2,539 million, $487 million higher than last year.

Chemical earnings of $2,568 million were up $388 million from the first nine months of 2004 due to improved margins partly offset by lower volumes.  Prime product sales were 20,485 kt, down 354 kt from 2004.

Corporate and financing expenses of $211 million decreased by $209 million mainly due to higher interest income.

Gross share purchases in the first nine months of 2005 were $12,872 million which reduced shares outstanding by 2.8%.

Estimates of key financial and operating data follow.  Financial data, except per share amounts, are expressed in millions of dollars.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. central time on October 27, 2005.  To listen to the event live or in archive, go to our website at www.exxonmobil.com.

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including production growth and capital spending, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; severe weather events; reservoir performance; changes in OPEC quotas; timely completion of development projects; changes in technical or operating conditions; and other factors including those discussed under the heading "Factors Affecting Future Results" on our website and in Item 1 of ExxonMobil's 2004 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2004 Form 10-K and is also available through the Investor Information section of our website at www.exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
THIRD QUARTER 2005
(millions of dollars, unless noted)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Earnings / Earnings Per Share

Total revenues and other income	100,717	76,375	271,336	214,670
Total costs and other deductions	84,665	66,841	229,622	186,694
Income before income taxes	16,052	9,534	41,714	27,976
Income taxes	6,132	3,854	16,294	11,066
Net income (U.S. GAAP)	9,920	5,680	25,420	16,910

Net income per common share (dollars)	1.60	0.88	4.04	2.60

Net income per common share
- assuming dilution (dollars)	1.58	0.88	4.00	2.59

Other Financial Data

Dividends on common stock
Total	1,822	1,753	5,390	5,158
Per common share (dollars)	0.29	0.27	0.85	0.79

Millions of common shares outstanding
At September 30			6,222	6,451
Average - assuming dilution	6,303	6,508	6,361	6,542

Shareholders' equity at September 30			107,890	95,442
Capital employed at September 30			117,976	107,638

Income taxes	6,132	3,854	16,294	11,066
Excise taxes	8,160	7,045	22,913	19,975
All other taxes	11,544	10,791	33,700	32,186
Total taxes	25,836	21,690	72,907	63,227

ExxonMobil's share of income taxes
of equity companies	998	246	1,760	886

Attachment II

EXXON MOBIL CORPORATION
THIRD QUARTER 2005
(millions of dollars)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Net Income (U.S. GAAP)
Upstream
United States	1,671	1,173	4,413	3,564
Non-U.S.	5,678	2,756	12,898	8,224
Downstream
United States	1,109	11	2,753	1,310
Non-U.S.	1,019	840	2,849	2,052
Chemical
United States	70	329	905	595
Non-U.S.	402	680	1,813	1,585
Corporate and financing	(29)	(109)	(211)	(420)
Corporate total	9,920	5,680	25,420	16,910

Special Items
Upstream
Non-U.S.	1,620	0	1,620	0
Downstream
United States	0	(550)	(200)	(550)
Non-U.S.	0	0	310	0
Chemical
Non-U.S.	0	0	150	0
Corporate total	1,620	(550)	1,880	(550)

Earnings Excluding Special Items
Upstream
United States	1,671	1,173	4,413	3,564
Non-U.S.	4,058	2,756	11,278	8,224
Downstream
United States	1,109	561	2,953	1,860
Non-U.S.	1,019	840	2,539	2,052
Chemical
United States	70	329	905	595
Non-U.S.	402	680	1,663	1,585
Corporate and financing	(29)	(109)	(211)	(420)
Corporate total	8,300	6,230	23,540	17,460

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities (U.S. GAAP)	15.7	9.4	37.7	28.2
Sales of subsidiaries, investments and property, plant and equipment	0.8	0.6	4.6	2.0

Cash flow from operations and asset sales	16.5	10.0	42.3	30.2

Attachment III

EXXON MOBIL CORPORATION
THIRD QUARTER 2005

	Third Quarter		Nine Months
	2005	2004	2005	2004
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	440	522	493	565
Canada	317	339	343	354
Europe	512	554	547	590
Asia Pacific	173	204	173	206
Africa	688	588	623	558
Other	317	298	307	300
Worldwide	2,447	2,505	2,486	2,573

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,614	1,918	1,781	1,993
Canada	926	954	921	979
Europe	2,934	3,302	4,152	4,360
Asia Pacific	1,297	1,516	1,314	1,565
Other	953	798	893	778
Worldwide	7,724	8,488	9,061	9,675

Oil-equivalent production (koebd)*	3,734	3,920	3,996	4,185

*Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
THIRD QUARTER 2005

	Third Quarter		Nine Months
	2005	2004	2005	2004
Petroleum product sales (kbd)
United States	2,903	2,869	2,920	2,831
Canada	613	619	613	606
Europe	2,121	2,156	2,102	2,130
Asia Pacific	1,744	1,695	1,770	1,669
Other	836	903	830	895
Worldwide	8,217	8,242	8,235	8,131

Gasolines, naphthas	3,335	3,363	3,275	3,274
Heating oils, kerosene, diesel	2,460	2,446	2,536	2,485
Aviation fuels	739	731	717	690
Heavy fuels	694	655	695	650
Specialty products	989	1,047	1,012	1,032
Total	8,217	8,242	8,235	8,131

Refinery throughput (kbd)
United States	1,744	1,885	1,836	1,840
Canada	439	481	462	467
Europe	1,735	1,663	1,657	1,650
Asia Pacific	1,530	1,473	1,492	1,400
Other	316	307	300	309
Worldwide	5,764	5,809	5,747	5,666

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,639	2,922	8,141	8,650
Non-U.S.	4,316	4,195	12,344	12,189
Worldwide	6,955	7,117	20,485	20,839

Attachment V

EXXON MOBIL CORPORATION
THIRD QUARTER 2005
(millions of dollars)

	Third Quarter		Nine Months
	2005	2004	2005	2004
Capital and Exploration Expenditures

Upstream
United States	628	483	1,600	1,402
Non-U.S.	2,958	2,394	8,476	7,019
Total	3,586	2,877	10,076	8,421
Downstream
United States	191	202	540	600
Non-U.S.	455	398	1,207	1,134
Total	646	600	1,747	1,734
Chemical
United States	54	68	182	183
Non-U.S.	108	86	303	251
Total	162	154	485	434

Other	20	3	60	63

Worldwide	4,414	3,634	12,368	10,652

Exploration expenses charged to income
included above
Consolidated affiliates
United States	29	66	103	151
Non-U.S.	215	328	517	623
Equity companies - ExxonMobil share
United States	0	0	0	0
Non-U.S.	5	7	17	11
Worldwide	249	401	637	785

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2001
First Quarter	5,000	0.72
Second Quarter	4,460	0.66
Third Quarter	3,180	0.46
Fourth Quarter	2,680	0.39
Year	15,320	2.23

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60